Exhibit 23.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Crown Holdings, Inc. of our report dated March 5, 2004 relating to the financial statements and financial statement schedule, which appears in Crown Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 5, 2004 relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc., which appears in Crown Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Philadelphia, PA

February 8, 2005